Exhibit 99.(8)(q)4

Amendment No. 1 to

Service Agreement

This Amendment No. 1 to that certain Service Agreement (the “Agreement”) dated as of October 28, 2008 between National Life Insurance Company (the “Company”) and Van Eck Securities Corporation (the “Distributor”) is effective April 1, 2016.

WHEREAS, the Distributor and the Company (each a “Party” and, together, the “Parties”) desire to amend the Agreement; and

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Parties agree as follows:

1.              Section 3 of the Agreement is hereby amended and restated in its entirety as follows:

In consideration for the services to be provided by Company to the Contract owners pursuant to this Agreement, the Distributor will calculate and pay, or cause one of its affiliates to pay, and Company will be entitled to receive from the Distributor a fee at an annualized rate equal to 0.20% for the Initial Class and 0.20% for Class S (together, the “Service Fee”) of the average aggregate amount invested in the Funds under the Contracts issued by the Variable Accounts for the applicable period. The average aggregate amount shall be computed by totaling the aggregate investment (net asset value multiplied by total number of Fund shares held in the Variable Accounts) on each calendar day during the period and dividing by the total number of calendar days during the period.

2.              Section 11 of the Agreement is hereby amended and restated in its entirety as follows:

Each notice required by this Agreement shall be given by wire and confirmed in writing to:

If to Company:

Keith Jones, Senior Counsel

National Life Insurance Company

One National Life Drive

Montpelier, Vermont, 05604

If to Distributor:

Van Eck Securities Corporation
666 Third Avenue, 9th Floor

New York, New York 10017

Attn: General Counsel

3.              Exhibit A to the Agreement is hereby amended and restated in its entirety as follows:

EXHIBIT A

TO SERVICE AGREEMENT

Name of Fund

•                        Each Series of Van Eck VIP Trust — Initial Class

•                        Each Series of Van Eck VIP Trust — Class S

4.              Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

(Signature Page to follow)

Each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

National Life Insurance Company (Company)

By:	/s/ Scott Edblom
Name:	Scott Edblom
Title:	Vice President, Product Strategy & Innovation

Van Eck Securities Corporation (Distributor)

By:	/s/ Bruce J. Smith
Name:	Bruce J. Smith
Title:	SVP & CFO